                                                                    EXHIBIT 99.2

                               MASTER REVOLVING
                                LINE OF CREDIT
                                PROMISSORY NOTE

US$35,000,000                                           December 14, 1998

     FOR VALUE RECEIVED, and intending to be legally bound hereby, CABLE DESIGN TECHNOLOGIES INC., a Washington corporation (the "Borrower"), hereby promises to pay to the order of ABN AMRO BANK N.V. (which, together with its endorsees, successors and assigns, is referred to herein as the "Bank"), at its office located at One PPG Place, Suite 2950, Pittsburgh, Pennsylvania 15222-5400 (or at such other place of payment designated by the holder hereof to the Borrower), the lesser of (i) the principal sum of THIRTY FIVE MILLION UNITED STATES DOLLARS (US$35,000,000) or (ii) the aggregate unpaid principal balance of all advances made by Bank to or for the benefit of Borrower (each, an "Advance") pursuant to that letter agreement, dated as of the date hereof, between Borrower and Bank (as amended, modified, extended, supplemented, or the like from time to time, the "Agreement"), in lawful money of the United States of America ("US") in immediately available funds, payable at the earlier of December 12, 1999 (the "Termination Date"), or as otherwise set forth in the Agreement. Capitalized terms, not otherwise defined herein, shall have the respective meanings ascribed to them by the Agreement.

     Borrower hereby further promises to pay to the order of Bank, at the place of payment, interest on the unpaid principal amount of each Advance from the date such Advance is made until the maturity thereof (whether at stated maturity, by acceleration, or otherwise), at one or another of the following interest rate options (each an "Interest Rate Option") which Borrower shall select in accordance with the terms hereof: (a) upon the selection of a Base Rate option (the "Base Rate Option"), a fluctuating rate of interest per annum equal to the Base Rate of Bank (as hereinafter defined), or (b) upon the selection of a LIBOR option (the "LIBOR Option"), the Applicable Margin (as hereinafter defined) plus LIBOR (as hereinafter defined). For each new Advance, and with respect to each outstanding Advance for which an applicable Interest Period is expiring, Borrower shall select either a Base Rate Option or a LIBOR Option to be applicable to such Advance; such selection shall be communicated to Bank by irrevocable notice (in writing by telex, telecopier, telegram, cable, or delivery) (A) which, in the case of a LIBOR Option selection, shall be provided to Bank by 11:00 a.m. (Pittsburgh time) three (3) Business Days prior to the date on which the relevant new Advance is proposed to be made or three (3) Business Days prior to the last day of the then current Interest Period applicable to such outstanding Advance, and (B) which, in the case of a Base Rate Option selection, shall be provided to Bank no later than 11:00 a.m. Pittsburgh time on the Business Day on which such requested new Advance is proposed to be made or on which an Interest Period for such outstanding Advance is to expire. If no Interest Rate Option is timely selected at the end of any Interest Period for an Advance, Borrower shall be deemed to have selected a Base Rate Option for such Advance. In no event shall the interest rate(s) applicable to principal outstanding hereunder exceed the maximum rate of interest allowed by applicable law, as amended from time to time; any payment of interest or in the nature of interest in excess of such limitation shall be credited as a payment of principal unless Borrower requests the return of such amount.

     A Base Rate Option applicable to an existing Advance may at any time be converted to a LIBOR Option for such Advance upon the selection of an Interest Period therefor and the giving of appropriate prior irrevocable notice (in writing by telex, telecopier, telegram, cable, or delivery) of such conversion by Borrower to Bank by 11:00 a.m. (Pittsburgh time) three (3) Business Days prior to the date of conversion, subject to the terms hereof. Unless the applicable breakfunding fees (referred to in the 17th paragraph hereof) are paid, a LIBOR Option applicable to an existing Advance may be converted to a Base Rate Option only on the last Business Day of the Interest Period applicable to such Advance subject to appropriate prior notice thereof by Borrower to Bank in accordance with the terms hereof.

     The making of Advances, the conversion of a Base Rate Option to a LIBOR Option with respect to an Advance, and the continuation of the LIBOR Option upon the last day of an Interest Period for an Advance may occur only on a Business Day (as hereinafter defined).

     Interest on each Base Rate Option Advance shall be due and payable in arrears on the last Business Day of each January, April, July, and October hereafter and at maturity and after maturity on demand. Interest on each LIBOR Option Advance shall be due and payable in arrears on the last day of each Interest Period for such Advance (except that, with respect to Advances having an Interest Period of six months, interest shall be paid as if a three month Interest Period were applicable thereto), commencing on the first such date to occur after the date hereof, and at maturity, after maturity on demand, and on the date of any payment of any such Advance on the amount paid. The outstanding principal amount of a LIBOR Option Advance may be prepaid, in whole or in part, at the end of an Interest Period applicable thereto; without the prior written consent of Bank, no Advance subject to the LIBOR Option may be prepaid prior to the date of the maturity thereof (at stated maturity, by acceleration, or otherwise), except on the last Business Day of the Interest Period therefor (and only upon three (3) Business Days prior irrevocable notice (in writing by telex, telecopier, telegram, cable, or delivery) from Borrower to Bank thereof); provided, however, that all pre-payments of a LIBOR Option Advance shall be in a minimum principal amount of US$500,000 and a multiple of US$500,000, or such lesser principal balance of the LIBOR Option Advance outstanding. The outstanding principal amount of a Base Rate Option Advance may be pre-paid, in whole or in part, at any time; provided, however, that pre-payments of the outstanding principal amount of any Base Rate Option Advance shall be in a minimum principal amount of $500,000 or such lesser principal balance of the Advance outstanding. At no time shall more than four (4) Advances to which the LIBOR Option applies be outstanding at any one time.

     Borrower hereby further promises to pay to the order of the Bank, on demand, at the place of payment, interest on the unpaid principal amount of each Advance after maturity thereof (whether at stated maturity, by acceleration, or otherwise), at a rate per annum equal to the higher (redetermined daily) of (i) two percent (2%) per annum in excess of the interest rate in effect just prior to maturity, or (ii) the sum of two percent (2%) per annum and the Base Rate of the Bank from time to time in effect.

     Borrower hereby further promises to pay to Bank a nonrefundable facility fee, (as described herein the "Facility Fee") for the period from and including the date hereof to the earlier of indefeasible and final payment in full of this Promissory Note or the Termination Date, equal to the product of (a) the Facility Fee Rate (as hereinafter defined) and (b) the average daily amount of the Facility (regardless of usage) during the period for which such Facility Fee is calculated (computed on the basis of a year of 360 days for the actual number of days elapsed), payable quarterly in arrears on the last Business Day of each January, April, July, and October and on the Termination Date. Such payments shall commence on January 31, 1999, and such first payment shall be for the period from the date hereof through January 31, 1999.

     Bank is hereby authorized by Borrower to record on its books and records, the principal amount and borrowing date of each Advance made hereunder, the interest rate, Interest Period, and interest payment dates applicable thereto, the maturity date thereof and all payments of principal and interest made thereon. The books and records of Bank shall be conclusive and binding upon the Borrower, absent manifest error.

     All payments due hereunder shall be made by the Borrower to the holder hereof no later than 11:00 a.m. Pittsburgh time at the place of payment, in US dollars and in funds immediately available and freely transferable at the place of payment, free and clear of, and without deduction for, any present or future taxes, levies, withholding, or similar deductions of any nature whatsoever ("Deductions"). Payments received after such time shall be deemed received by the holder hereof on the next succeeding Business Day at such place of payment. In the event that the Borrower is compelled for any reason to make any Deductions, it shall pay to the holder hereof such amounts (after giving effect to all Deductions on all additional payments to be made hereunder) as will result in the receipt by the holder hereof of the amount such holder would have received had no such Deductions been required to be made. If any payment shall fall due hereunder on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and interest thereon shall be payable for such extended time, provided, however, that with respect to any payment of interest based upon the LIBOR Option, if such succeeding Business Day shall fall into a new calendar month, payment shall be made on the next preceding Business Day. The Bank's determination of LIBOR and the Base Rate as provided herein shall be conclusive, absent manifest error.

     "Applicable Margin" shall herein mean, for any day with respect to an Advance subject to the LIBOR Option, the applicable basis points per annum set forth below in the Pricing Grid under the caption "Applicable LIBOR Margin" and corresponding to the Leverage Ratio then existing at the time of determination, provided that the Applicable Margin shall be adjusted (retroactively if necessary) as of the first day of the month following the date on which the Bank is to receive the financial statements required to be delivered to Bank pursuant to the incorporation into the Agreement of Sections 6.1(a), 6.1(b), and 6.1(e) of the Existing Credit Agreement, and provided further that the Applicable Margin commencing as of the date hereof shall be determined on the basis of those financial statements prepared or to be prepared as of October 31, 1998.

                                  PRICING GRID

---------------------------------------------------------------
                 (basis points per annum)
--------------------------------------------------------------------------------------------------------
             Leverage Ratio                        Facility Fee                     Applicable
                                                       Rate                        LIBOR Margin
--------------------------------------------------------------------------------------------------------
Greater than 3.0x & less than or equal                 20.0                           105.0
 to 3.5x
--------------------------------------------------------------------------------------------------------
Greater than 2.7x & less than or equal                 20.0                            92.5
 to 3.0x
--------------------------------------------------------------------------------------------------------
Greater than 2.0x & less than or equal                 15.0                            85.0
 to 2.7x
--------------------------------------------------------------------------------------------------------
Greater than 1.25x & less than or equal                15.0                            72.5
 to 2.0x
--------------------------------------------------------------------------------------------------------
Greater than 0.75x & less than or equal                15.0                            60.0
 to 1.25x
--------------------------------------------------------------------------------------------------------
Less than or equal to 0.75x                            10.0                            52.5
--------------------------------------------------------------------------------------------------------

     "Base Rate" shall herein mean that fluctuating rate of interest equal to the higher (redetermined daily) of (i) the per annum rate of interest announced by the Bank from time to time at its principal office in Chicago as its prime rate for US dollar loans (with any change in such prime rate to become effective as of the start of business on the date on which such prime rate change shall be made), or (ii) the per annum rate of interest at which overnight federal funds are from time to time offered to the Bank by any bank in the interbank market in an amount equal to the principal amount outstanding of such Advance, plus one-half of one percent (0.5%) per annum. Interest shall accrue on any Advance hereunder that will be outstanding for less than a one month Interest Period at a rate equal to the Base Rate. Interest will be calculated on the basis of the actual number of days elapsed over a year of 365 days.

     "Facility Fee Rate" shall herein mean for any day the applicable basis points per annum set forth on the Pricing Grid above under the caption "Facility Fee Rate" and corresponding to the Leverage Ratio then existing at the time of determination, provided that the Facility Fee Rate shall be adjusted (retroactively if necessary) as of the first day of the month following the date on which the Bank is to receive the financial statements required to be delivered to Bank pursuant to the incorporation into the Agreement of Sections 6.1(a), 6.1(b), and 6.1(e) of the Existing Credit Agreement, and provided further that the Facility Fee Rate commencing as of the date hereof shall be determined on the basis of those financial statements prepared or to be prepared as of October 31, 1998.

     "Interest Period" shall herein mean successive one-month, three-month, or six-month periods (as selected from time to time by the Borrower by irrevocable notice (in writing by telex, telecopier, telegram, cable, or delivery) provided to the Bank by 11:00 a.m. (Pittsburgh time) three (3) Business Days prior to the first day of each respective Interest Period) commencing on the date of a new Advance subject to the LIBOR Option or commencing on the date on which a Base Rate Option applicable to an Advance is converted to a LIBOR Option or commencing on the date on which the LIBOR Option is continued for an Advance for which the previous Interest Period is expiring; provided that: (i) each such one-month, three-month, or six-month period occurring after the initial such period shall commence on the day on which the next preceding period expires;
(ii) no Interest Period for any Advance shall be selected that would expire after the Termination Date; and (iii) if for any reason the Borrower shall fail to timely select an Interest Period for an Advance to which the LIBOR Option is to apply, then it shall be deemed to have selected a one-month Interest Period, subject to clause (ii).

     "Leverage Ratio" shall be used herein as defined in the Existing Credit Agreement.

     "LIBOR" shall herein mean with respect to an Advance to which the LIBOR Option applies for any Interest Period, the per annum rate of interest determined by Bank by dividing (the resulting quotient rounded upward to the nearest 1/16th of 1% per annum) (i) the rate of interest per annum at which US dollar deposits of an amount comparable to the amount of such Advance and for a period equal to the relevant Interest Period are offered generally to the Bank in the London interbank market at 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, with such rate to remain fixed for such Interest Period, by (ii) a number equal to 1.00 minus the Reserve Percentage (as hereinafter defined). LIBOR shall be adjusted with respect to any Advance subject to the LIBOR Option as of the effective date of any change in the Reserve Percentage.

     "Reserve Percentage" shall herein mean the maximum percentage (expressed as a decimal rounded upward to the nearest 1/100th of 1%), as determined by Bank, which is in effect during any relevant period: (i) as prescribed by the Board of Governors of the Federal Reserve System (or any successor) (the "Board") for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements and without benefit of or credit for proration, exceptions, or offsets which may be available to Bank from time to time under Regulation D of the Board) with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities" by Regulation D of the Board); and
(ii) to be maintained by Bank as required for reserve liquidity, special deposit, or a similar purpose by any governmental or monetary authority of any country or political subdivision thereof (including any central bank), against
(A) any category of liabilities that includes deposits by reference to which LIBOR is to be determined, or (B) any category of extension credit or other assets that includes any Advance to which the LIBOR Option applies.

     If, for any reason (including as a result of any Event of Default), any Advance subject to the LIBOR Option is paid or prepaid in whole or in part on a day other than the last day of the Interest Period therefor or if any request for an Advance subject to the LIBOR Option, or for the continuation of or conversion to the LIBOR Option with respect to an Advance, is revoked or denied (expressly, by later inconsistent notices, or otherwise), the Borrower shall indemnify the Bank against any loss, cost, or expense (including loss of margin, loss or expense incurred in liquidating or redeploying deposits from third parties or incurred in terminating or unwinding any contracts or incurred in connection with funds acquired or to be acquired to fund or maintain Advances) incurred or sustained by Bank as a consequence.

     If the Bank shall have determined, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (a) US Dollar deposits of sufficient amount and maturity for funding any Advance are not available to the Bank in the London interbank market in the ordinary course of business, or (b) by reason of circumstances affecting the relevant market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to an

Advance, the Bank will promptly notify the Borrower thereof and no such Advance will be made or, if already made, such Advance shall be immediately due and payable on the last Business Day of the then existing Interest Period applicable thereto, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower for all purposes hereof. If, after the date hereof, the introduction of, or any change in, any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office, shall, in the opinion of counsel to the Bank, make it unlawful for the Bank to make or maintain any LIBOR Option Advance, then the Bank shall promptly notify the Borrower thereof and no such Advance will be made or, if already made, such Advance shall be immediately due and payable on the last Business Day of the then existing Interest Period applicable thereto or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

     If any law, rule, or regulation or any action of any judicial, administrative, or other governmental authority of any jurisdiction or political subdivision thereof (whether or not having the force of law) adopted or taken after the date hereof:

     (i) subjects Bank to any tax or changes the basis of taxation with respect to this Promissory Note (except for taxes on the overall net income of Bank), or (ii) imposes, modifies, or deems applicable (A) any reserve, special deposit, or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, Bank or any affiliate of Bank involved in any Advance under this Promissory Note (any "Bank Affiliate"), or (B) any capital adequacy or similar requirement (x) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, Bank or any Bank Affiliate, or (y) otherwise applicable to the obligations arising in connection with this Promissory Note, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon Bank or any Bank Affiliate with respect to this Promissory Note (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on Bank's or its holding company's capital, taking into consideration Bank's and its holding company's customary policies with respect to capital adequacy) by an amount which Bank in its sole discretion deems to be material, Bank shall from time to time notify Borrower in writing of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by Bank (which determination shall be conclusive absent manifest error) to be necessary to compensate Bank or any Bank Affiliate (or its holding company) for such increase in cost, reduction of income, or additional expense; and, such amount shall be due and payable by Borrower to Bank ten (10) Business Days after such notice is given. Such written notice shall contain a description of the matters giving rise to Bank's charge under this paragraph, including such calculations as are necessary under the circumstances and in sufficient detail to allow Borrower to reasonably understand the nature and basis for such charge and the calculation of the amount thereof. In no event, however, shall Borrower be required to pay any amount otherwise required by this paragraph if such amount relates to a period which ended more than ninety (90) days prior to receipt by Borrower of such notice from Bank.

     This Promissory Note is the Note referred to in, and is entitled to the benefits of, the Agreement and the other Loan Documents referred to therein. Reference is made to the Agreement for a description of the relative rights and obligations of Borrower and Bank, including rights and obligations of prepayment, collateral (if any) securing payment hereof, events of default, and rights of acceleration of maturity in the event of default.

     No delay on the part of the holder hereof in exercising any of its options, powers, or rights, or partial or single exercise thereof, shall constitute a waiver thereof. The options, powers, and rights specified herein of the holder hereof are in addition to those otherwise created or permitted by law, the Agreement, and the other Loan Documents. There are no claims, set-offs, or deductions of any nature as of the date hereof that could be made or asserted by Borrower against Bank or against any amount due or to become due under this Promissory Note; all such claims, set-offs, or deductions are hereby waived. Telecopy transmission to Bank of the signature page of this Promissory Note purporting to be signed on behalf of Borrower shall constitute effective and binding execution and delivery hereof by Borrower. This Promissory Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of laws principles.

     IN WITNESS WHEREOF and intending to be legally bound hereby, the Borrower has executed this Promissory Note as of the date hereof by its duly authorized officer with the intention that it constitute a sealed instrument.

                              CABLE DESIGN TECHNOLOGIES INC.



                              By:                                       (SEAL)
                                 Name:
                                 Title: